FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-191331-09

Sent: Thursday, July 16, 2015 3:58 PM
Subject: GSMS 2015-GC32 -- Pricing Spots (external)

GSMS 2015-GC32 -- Pricing Spots (external)

Swap Spreads
2yr	24.75
3yr	20.50
4yr	18.50
5yr	11.50
6yr	10.25
7yr	5.25
8yr	8.00
9yr	9.00
10yr	8.25

Treasuries
2yr	99-30 1/4
3yr	99-17
5yr	99-29
7yr	100-13+
10yr	98-02+

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-191331)  for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com .

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